IART-2025.12.31-EX-10.12

INTEGRA LIFESCIENCES
EXECUTIVE SEPARATION PAY PLAN

(Plan Document and Summary Plan Description)

Effective February 24, 2026

PLAN NAME
Integra LifeSciences Executive Separation Pay Plan (referred to herein as the “Plan”).
PURPOSE

The purpose of the Plan is to provide certain payments to Eligible Employees who experience a Qualifying Termination (generally, an involuntary termination of employment as a result of job elimination, or similar termination unrelated to performance), subject to the execution of a General Release and satisfaction of the other terms and conditions of the Plan.

PLAN EFFECTIVE DATE AND SUMMARY PLAN DESCRIPTION

This information constitutes both the Plan Document and the Summary Plan Description required by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Plan is intended to constitute an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA.

Integra LifeSciences Holdings Corporation, a Delaware corporation (the “Company”) has adopted this Plan for its Eligible Employees, effective February 18, 2026. The Plan is effective with respect to notifications of terminations of employment occurring on and after February 18, 2026, and it supersedes and replaces any other programs and practices for separation pay for Eligible Employees.

PLAN ADMINISTRATION

The Company’s Vice President of Total Rewards (the “Plan Administrator”) shall be the “administrator” and the “named fiduciary” described in Sections 3(16) and 402(a)(2), respectively, of ERISA for the Plan and shall have the complete discretionary authority to:

(1)Determine eligibility for benefits and amount of benefits in accordance with the provisions of the Plan and make any factual assessments relating to the Plan;

(2)Construe, interpret, resolve any ambiguity, or supply any omission in the terms of the Plan;

(3)Control and manage the operation of the Plan, including by establishing policies, procedures, forms, or regulations governing the Plan; and

(4)Exercise his or her discretion as provided for by specific provisions of the Plan.

Any use of discretion, as permitted under this Plan, by the Plan Administrator, or his or her delegate, shall be made upon the application of non-discriminatory criteria uniformly applied and in accordance with standards of conduct set forth in Part 4 of Subtitle B of Title I of ERISA. The Plan Administrator’s decision, or that of his or her delegate, shall be final and conclusive as to all facts and all interpretations of the terms of the Plan, its operations, and the benefits intended to be provided and shall not be reversed unless found by a court of competent jurisdiction to be arbitrary and capricious.

The Plan Administrator has appointed the Director of Executive Compensation* and the Lead Benefits and Equity Plan Coordinator* each as the Plan Manager responsible for the initial determinations of benefit eligibility and for the day-to-day administration of the Plan. Contact information for the Plan Administrator and the Plan Manager may be found in the Supplement to Summary Plan Description at the end of this document.

Integra LifeSciences Executive Separation Pay Plan

* The above titles may be updated from time to time. In the event of a change in title, restructuring, or similar event, these references will be automatically updated (without the necessity of a formal Plan amendment) to reflect the then-current, reasonably equivalent position.
DEFINITIONS
Certain terms, when used with an initial capital letter, have specific meanings as used in the Plan. Many of those terms are defined in this Section, while others may be found in the body of this Plan document, so placed for easier reference.
Code
The Internal Revenue Code of 1986, as amended, and any regulations issued under any particular Section of the Code.
Eligible Employee
An “Eligible Employee” is an Employee on the Executive Leadership Team of the Company, as determined in the sole discretion of the Company.
An Eligible Employee also must be a non-temporary, benefitted full-time or benefitted part-time Employee of an Company, employed in the United States and on the United States payroll who is: (a) actively at work; (b) eligible to participate in the generally available Company-sponsored employee benefit plans (i.e., employed in a “benefitted” position); and (c) regularly scheduled to work at least 20 hours per week. Whether an Employee is an Eligible Employee under this Plan is determined in the sole discretion of the Plan Administrator or Plan Manager.
Notwithstanding the above, no individual in any of the following categories shall be an Eligible Employee:
•Classified as seasonal, occasional, limited duration, or a temporary employee;
•Covered by an employment, separation or other written agreement, contract or plan (either covering the person individually or covering a group of employees which includes the individual, such as for members of the Company’s Executive Committee) that provides compensation and/or benefits for periods following their termination of employment (a “Separate Agreement”), except where the Separate Agreement expressly provides for continued eligibility under this Plan; or
•Has not been actively at work for 26 or more weeks on account of illness or injury.
Employee
Any person employed by the Company on its United States payroll. The term does not include: (a) an individual classified by the Company as an independent contractor (even if subsequently reclassified by a court, agency, or the Company itself); (b) any leased employee and/or person being paid through an employee leasing company or other third-party agency; or (c) an individual classified as a freelance worker or consultant.
General Release
A letter agreement containing a general release of claims and/or restrictive covenants, in the form specified by and acceptable to the Company. The General Release, among other things, waives, releases,

Integra LifeSciences Executive Separation Pay Plan

and discharges the Company from all waivable claims and liabilities relating to the Eligible Employee’s employment with the Company and/or termination of the Eligible Employee’s employment. Such General Release may impose certain non-competition, non-solicitation, confidentiality and other commercially appropriate restrictions that the Company deems appropriate as a condition of the Employee receiving the Separation Pay (or may reaffirm pre-existing restrictive covenants, such as those provided in the Restrictive Covenant Agreement), and may include provisions regarding forfeiture and/or repayment of benefits in the event of reemployment or upon breach of the General Release or breach of other applicable restrictive covenants or other agreement with the Company that remains effective following the Qualifying Termination.
Month of Base Pay
With respect to a full-time Eligible Employee or a salaried, part-time Eligible Employee, a “Month of Base Pay” is such Employee’s monthly base salary at the time of the Eligible Employee’s Notification. The amount of a Month of Base Pay shall be determined by the Company’s payroll records and in no event will include special adjustments or increments such as bonuses, overtime pay, shift differential, commissions, incentive or deferred compensation or other additional compensation or allowances. Such amount will, however, include amounts deducted from base pay on a pre-tax basis for taxes, retirement contributions, welfare benefit premiums, and the like.
Notification
A Notification under the Plan occurs when an Eligible Employee receives a written notice from the Plan Manager advising such individual of a Qualifying Termination under the terms of the Plan.
Participant
An Eligible Employee who has received a Notification and incurs a Qualifying Termination under the Plan. Participants are entitled to the Separation Pay and other benefits under the Plan, subject to the execution of a General Release and satisfaction of other terms and conditions of the Plan.
Qualifying Termination
Generally occurs upon an involuntary termination of employment with the Company at a time when the individual is an Eligible Employee, as a result of: (a) a job elimination; or (b) other business reason not related to individual performance and not otherwise excluded below.
Under no circumstances will any of the following be considered a Qualifying Termination:
•A voluntary resignation or retirement (including electing to participate in a voluntary early retirement or voluntary separation program);
•A change in work schedule or employee status (e.g., a change from full-time to part-time, benefitted to non-benefitted, change in work location, or change in remote to in-person) or the establishment, change, or termination of a particular working arrangement (such as a flexible or remote work arrangement), whether voluntary or involuntary, without regard to the commuting distance;
•There is no actual termination of employment with the Company (such as, but not limited to, a revocation or deferral of the Notification or a placement in an alternative position);
•The Company notifies the Plan Manager that the Employee’s termination occurred as a result of the individual’s:

Integra LifeSciences Executive Separation Pay Plan

oUnsatisfactory job performance, as determined by the Company in its sole and absolute discretion, which shall include by way of example and not limitation, the individual’s poor performance, attendance and/or punctuality, inappropriate conduct, violation of or disregard for the policies and procedures of the Company (including, but not limited to, the Company’s Global Code of Conduct and the Restrictive Covenant Agreement (as defined herein)), or any other improper disclosure of confidential information or trade secrets), insubordination, fraud, or conduct that would constitute “Cause” under any employment agreement or Company policy;
oDeath, disability, voluntarily resigning from (or providing notice of intention to resign from) or abandoning any position with the Company;
oDeclining the Company’s offer of employment with the Company or any subsidiary or affiliate (or a joint venture of any such entity);
oAccepting (either after affirmatively applying for the same or being offered the position, without regard to whether the position was identified through a job posting program available to existing employees of the Company or through the individual’s own efforts) and subsequently declining, a position with the Company;
oBeing offered (whether or not such offer is accepted) employment with a third party as a result of the sale, outsourcing or other divestiture of one or more of the Company’s businesses to such third party (regardless of whether the transaction is accomplished through the sale of stock or assets, a merger, a joint venture, or an outsourcing contract), where the arrangement, by its terms as in effect on the day prior to the effective date (the “Closing”) of such transaction, requires the third party to offer the individual employment (or continued employment) regardless of whether the offered employment is comparable to the position the individual held immediately before the Closing and regardless of whether the agreement provides for any minimum guaranteed period of employment or minimum terms or conditions of employment following the Closing;
oLayoff, reduction in force or similar condition which the Company, in its sole and absolute discretion, determines is indefinite or temporary;
oBecoming unemployed as a result of any strike, slowdown, work stoppage, picketing, or concerted action at a location or locations of the Company;
oSeparation from the workforce as a result of any war or hostile action; governmental regulations or controls over the amount or kind of goods or services the Company may use or sell; sabotage or insurrection; or any act of God such as fire, flood, earthquakes, tornadoes, terrorist action, and the like; or
oReceiving or eligibility to receive any benefit from the Company of equal or greater value as Plan benefits, where such benefits are intended to provide benefits in the nature of separation or severance benefits (including but not limited to receiving benefits under the Separate Agreement).

Integra LifeSciences Executive Separation Pay Plan

Restrictive Covenant Agreement
The Confidentiality and Invention Disclosure and Non-Compete Agreement executed by the Employee, as applicable, as amended or updated by the Company from time to time.
Separation Pay
The cash payment to which a Participant may be entitled under the Plan, which is generally expressed as a number of Months of Base Pay plus, if applicable, a health care stipend, a prorated bonus payment, and career transition services, as further described in the Plan. Any compensation earned during a Notification period or pay in lieu of notice is not considered Separation Pay.
ELIGIBILITY FOR SEPARATION PAY BENEFITS
Subject to the execution by the employee of a General Release (described below) and the other terms and conditions of the Plan, an Eligible Employee is eligible to receive Separation Pay under the Plan if the Company terminates his or her employment in a Qualifying Termination.
Notification of Eligibility and Separation Date
Eligible Employees will be notified in writing of: (i) the date of the occurrence of the Qualifying Termination, which will constitute his or her official “Separation Date”; (ii) the amount of Separation Pay and any other benefits to which he or she is entitled under the Plan; (iii) the form of General Release that such Eligible Employee must sign and not revoke to receive any Separation Pay; and (iv) any other terms and conditions as may be applicable or deemed relevant by the Plan Manager or his or her delegate. Such written notice constitutes the “Notification” and will generally be given at least two (2) weeks in advance of the Separation Date, unless business needs, as determined by the Plan Manager in his or her sole discretion after consultation with the Eligible Employee’s manager, require a longer or shorter notice period.
Oral communications or oral or written estimates of possible benefits do not constitute a formal Notification under the Plan. Eligible Employees who have received a Notification are not eligible to receive merit increases with an effective date after the Separation Date.
Amount of Separation Pay Benefits
A Participant who timely executes, and does not revoke, the required General Release will receive the following “Separation Pay”:
A.    An amount equal to twelve (12) Months of Base Pay. For purposes of the Plan, this period shall be deemed the “Separation Period”.
B.    For a Participant who is enrolled in Company-sponsored medical, dental, and/or vision coverage (“Health Coverage”) as of the Notification Date, an amount equal to the Company’s contribution towards such Health Coverage as in effect for similarly situated active employees (as applicable, based on the Participant’s enrollment status and covered dependents, if any) in effect on the date of Notification, all as determined by the Plan Manager in his or her discretion, covering a period through the earlier of (x) the end of the Separation Period, or (y) the date the Eligible Employee becomes eligible for group medical care coverage through other employment (the “COBRA Benefit”). For clarity, regardless of whether a payment is due under this Section B, all active Health Coverage will end as of the end of the month in which the Separation Date occurs.

Integra LifeSciences Executive Separation Pay Plan

Participants are solely responsible for electing coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA) if continued Health Coverage under the Company’s plan is desired.
C.For a Participant who participates in any cash incentive or other bonus program sponsored by the Company providing for annual bonus payments, and provided the Participant has remained continuously employed by the Company for a minimum of nine (9) months during the calendar year of the Employee’s Qualifying Termination, the Participant will receive an amount equal to the actual bonus payment which would have been paid to the Employee had he or she remained in continuous employment through the end of the calendar year of the bonus period, subject to the funding of the Company, individual performance of the Employee and any additional eligibility criteria for such bonus payment, pro-rated based on the number of calendar days the Employee was employed by the Company during the calendar year of the Qualifying Termination. Payment of the pro-rated annual bonus, if any, under this Section C will be subject to the Company’s sole discretion.
Outplacement Services
Participants entitled to Separation Pay shall additionally be offered career transition assistance during the Separation Period, pursuant to the policies and procedures, and through the Company’s global outplacement vendor or other outplacement agent as may be selected by the Plan Manager in his or her sole discretion (the “Company Outplacement Services”). If the Employee chooses to utilize career transition assistance from a preferred outplacement provider of the Employee’s choice, the Company will reimburse the amount of such services, up to a maximum amount which is typically contractually paid to the Company Outplacement Services.
Regardless of the duration, type or scope (if any) of such career transition assistance, in no event will the Company or the Plan be responsible for any other costs or expenses associated with the Employee’s search for new employment.
Release Requirement
In order to receive Separation Pay and any other benefits under the Plan, the Eligible Employee must sign and not revoke a General Release or General Releases within a period specified by the Plan Manager and ending not more than sixty (60) days following the Separation Date.
Method of Payment
Participants eligible to receive Separation Pay will be paid in substantially equal installments during the Separation Period, in accordance with the Company’s normal payroll cycle and beginning as soon as administratively practicable after the Plan Administrator (or his or her designee) receives the General Release executed by the Participant and the expiration of any applicable period during which an Employee may elect to revoke the General Release.
The Separation Pay is paid through payroll and subject to withholding required by law or otherwise authorized by the Employee and will be reduced by any monies owed (e.g., personal account expenses and tuition reimbursement) by the Employee to the Company, to the extent permitted by law.
Offer of Reemployment

Notwithstanding the above, in the event a Participant is offered a different position for full-time employment at the Company prior to the end of the Separation Period (including during the period following the Notification and prior to the start of any Separation Pay), regardless of whether the Participant accepts such new offer of employment, all Separation Pay and benefits shall cease as of the

Integra LifeSciences Executive Separation Pay Plan

date one (1) week following such offer of reemployment; provided, that if such offer of reemployment by the Company offers a base salary which is less than eighty-five percent (85%) of the Participant’s base salary at the time of such Participant’s prior Notification by the Company and the Participant rejects such offer, the Participant will remain eligible to receive the Separation Pay.

Reduction of Benefits

Notwithstanding anything in the Plan to the contrary, a Participant’s Separation Pay is not meant to duplicate pay and benefits which may be due by the Company to the Participant in connection with an eligible termination under the federal Worker Adjustment Retraining and Notification Act and any state or local equivalent (collectively the "WARN Act"). If the Plan Administrator determines that a Participant is entitled to notice, payment, or benefits under the WARN Act, the Plan Administrator in its sole and absolute discretion may, to the extent permitted under applicable law, reduce the Participant's Separation Pay under the Plan by any WARN Act required pay and benefits (the “WARN Benefit”) after receiving WARN Act notice.
In the event the amount of any WARN Benefit due to a Participant exceeds the amount of the Separation Pay to which such Participant is entitled under the Plan, the Company may, in its sole discretion, provide an additional amount of up to four (4) Weeks of Base Pay to the Participant and/or retain the Participant’s eligibility for the COBRA Benefit, each subject to the terms and conditions in the Plan and conditioned upon the Participant’s execution and non-revocation of the General Release.
Offsets and Clawback

All Separation Pay is subject to and conditioned upon the effectiveness of a Participant’s General Release. If any Participant violates the terms of his or her General Release, the Company shall be entitled, and the Plan Manager has full discretion and authority to require, repayment of the full (gross) amount of any Separation Pay previously paid (determined prior to any withholdings or deductions for taxes or otherwise).

Miscellaneous
Correction of Errors
The Plan Administrator strives to operate the Plan as accurately as possible. Occasionally, however, errors in determining eligibility and/or calculation of Separation Pay or other entitlements may occur. In such situations, the Plan Administrator expressly reserves the right to correct any and all errors. This includes, by way of example but not limitation, the right to demand repayment of any excess Separation Pay erroneously made to a separated employee due to erroneous assessment of eligibility or title, or miscalculations of the Month of Base Pay, or health plan subsidies. Any past failure or declination to correct any error in the operation of the Plan will not prevent or otherwise restrict the correction of a future error.
No Additional Rights
Neither the establishment of the Plan, nor any modification thereof, nor the payment of any Plan benefits will be construed as giving any employee or other individual any legal or equitable right against the Company or any officer, director or employee thereof; and in no event shall the terms and conditions of any individual’s employment or other service be modified in any way by the existence of this Plan. All employees remain subject to termination or corrective action to the same extent as if this Plan had not been put into effect.

Integra LifeSciences Executive Separation Pay Plan

Records
The determinations by the Company, Plan Administrator, or Plan Manager with respect to Month of Base Pay, absences, employment history, reasons for termination, title, and other relevant matters shall be conclusive and binding for all purposes under the Plan.
Construction
The terms of this Plan will be construed, wherever possible, to be in conformity with the provisions of ERISA, the Code, and other applicable laws. To the extent not in conflict with the prior sentence or other express provisions of the Plan, the construction and administration of the Plan will be in accordance with the laws of the State of Delaware (without regard to its conflict of laws provisions). All actions and proceedings relating to or arising, directly or indirectly, from this Plan shall be litigated exclusively in the State of Delaware (and shall be subject to the provisions in the Claims Procedures section requiring exhaustion of claims and appeals to the maximum extent permitted under ERISA). By virtue of participation in this Plan, all persons waive trial by jury in any judicial proceeding involving any matter related to or connected with this Plan.
All words used in the singular will be construed to include the plural, where required for the context, and all words used in the plural may likewise be construed to include the singular. Any words used the feminine or masculine gender will be construed to refer to any other gender.
Effect of Conflicting Provisions
This Plan document, together with any subsequent amendments adopted by the Company or the Plan Administrator, sets forth all the terms and conditions governing the provision of separation benefits to Eligible Employees. In the event that any written or oral description of Plan benefits (including, without limitation, any information in a Notification or communication about the Plan) conflicts with the terms of this Plan document, the terms of this Plan document will control.
Severability
Should any provision of this Plan be deemed or held to be unlawful or invalid for any reason, such provision shall (i) first be construed and interpreted to effectuate the intent of such provision to the maximum extent as may be deemed not unlawful or invalid by such court or arbiter assessing the issue, and (ii) if such reformation or restricted interpretation is not feasible, shall otherwise be disregarded such that the invalid or unlawful provision will not adversely affect the other provisions of the Plan.
Incompetency
In the event that the Plan Manager finds that a Participant is unable to care for his or her own affairs because of illness, accident or other condition, then benefits payable hereunder, unless claim has been made therefore by a duly appointed guardian, committee, or other legal representative, may be paid in such manner as the Plan Manager shall determine for the benefit of the Participant, and the application thereof shall be a complete discharge of all liability for any benefits to which such Participant was or would have been otherwise entitled under this Plan.
Nontransferability

Integra LifeSciences Executive Separation Pay Plan

In no event shall the Company make any payment under this Plan to any assignee or creditor of a Participant, except as otherwise required by law. Prior to the time of a payment hereunder, an Employee shall have no rights by way of anticipation or otherwise to assign or otherwise dispose of any interest under this Plan, nor shall rights be assigned or transferred by operation of law.
Amendment and Termination
It is the Company’s intent that the Plan will continue indefinitely. However, the Company reserves the right to amend, modify, suspend or terminate the Plan, by action of the Plan Administrator, in whole or in part, prospectively or retroactively, generally or in individual circumstances, and with or without prior notice. Any such action would be documented in writing and maintained with the records of the Plan. Plan amendment, modification, suspension or termination may be made for any reason, and at any time. No Eligible Employee obtains any vested right to future benefits under the Plan. If the Plan is terminated, amended or modified, individuals’ rights to participate in, or receive benefits under, the Plan may be changed; provided, however that the Separation Pay payable or due to a Participant who has received a Notification prior to such termination, amendment or modification, may not be reduced by virtue of such termination, amendment or modification. Eligible Employees will be notified of any material modification to the Plan.
Funding
The Plan is an unfunded plan and Separation Pay and other benefits under the Plan are provided from the general assets of the Company. There is no trust or insurance policy funding Plan benefits. In the event of the insolvency of the Company, each Participant has a right to benefits no greater than the rights of the Company’s unsecured general creditors.
409A Compliance
The Plan is intended to be exempt from the requirements of Section 409A of the Code to the maximum extent feasible as a “short-term deferral” and/or “separation pay plan” as used in Section 409A of the Code, and otherwise to comply with Section 409A, and it will be construed and interpreted accordingly. In the event that any provision that is necessary for the Plan to comply with Section 409A is determined by the Plan Administrator, in its sole discretion, to have been omitted, such omitted provision shall be deemed included herein and is hereby incorporated as part of the Plan. Notwithstanding the foregoing, under no circumstances will the Company, the Plan Administrator, the Plan Manager, or any employee, officer, director or representative of any of the foregoing be responsible for any taxes or tax liabilities of an Employee or Participant, including any taxes under Section 409A of the Code. If, at the time of a Participant’s separation from service, (i) the Participant is a “specified employee” within the meaning of Section 409A, and (ii) the Company makes a good faith determination that an amount payable on account of the Participant’s separation from service constitutes deferred compensation (within the meaning of Section 409A), the payment of which is required to be delayed pursuant to the six (6)-month delay rule set forth in Section 409A to avoid taxes or penalties under Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it in a lump sum on the first business day after such delay period (or upon the Participant’s death, if earlier), without interest.
CLAIMS AND APPEALS; OTHER REGULATORY MATTERS
Claim and Appeal Procedures
A.    Eligible Employees who incur a Qualifying Termination will receive written Notification of their eligibility for benefits under this Plan. Employees who are not so notified and believe that they are entitled to benefits (or disagree with the amount of benefits provided in the Notification or

Integra LifeSciences Executive Separation Pay Plan

otherwise have a disagreement with the administration of this Plan by the Plan Administrator), must present their disagreement or claim for benefits in writing to the Plan Manager.
B.    In the event a request of any Employee or other individual, which may include an authorized representative, (hereinafter referred to as the “Claimant”) for a benefit under the Plan (“Claim”) is partially or completely denied, the Plan Manager, or his or her designee, shall give written notice of such denial to the Claimant within ninety (90) days after receipt of the Claim (or if special circumstances require an extension of time for processing the Claim, within one hundred and eighty (180) days after receipt of the Claim, provided that written notice of and the reasons for the delay are given to the Claimant within the original ninety (90)-day period). Such notice shall set forth: (1) the specific reason or reasons for the denial (with reference to pertinent Plan provisions upon which the denial is based); (2) an explanation of additional material or information, if any, necessary for the Claimant to perfect the Claim and a statement of why the material or information is necessary; (3) an explanation of the Plan’s claims review and appeal procedure and the time limits applicable to the Plan’s review procedure; and (4) a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on appeal.
C.    An appeal of a denied Claim may be made by writing to the Plan Administrator within sixty (60) days after receiving the written Claim denial from the Plan Manager, or his or her designee. Such written request for review shall set forth the basis (whether legal or factual) upon which the review is requested, including, but not limited to, pertinent Plan provisions, employment records, prior decisions of the Plan Administrator and courts of competent jurisdiction, and/or statements of such facts or circumstances in the possession of the person requesting the review to which the Plan Administrator may not have had access.
The Claimant or his authorized representative shall also have the right to submit documents, records, and other information relating to the Claim regardless of whether it was submitted or considered in connection with the initial Claim, and shall be provided, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the Claim.
D.    The Plan Administrator will conduct a review of the Claim and render a written decision on appeal to the Claimant within sixty (60) days after receipt of the written appeal (or, if special circumstances require an extension of time, within one hundred and twenty (120) days, provided that written notice of and the reasons for the delay are given to the Claimant within the original sixty (60)-day period).
The Plan Administrator’s review shall take into account all comments, documents, records, and other information submitted by the Claimant or his authorized representative, without regard to whether such information was submitted or considered in the initial Claim determination. The decision by the Plan Administrator on review will be binding on all parties, will be written in a manner calculated to be understood by the Claimant, and will contain specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based. The written notice of the decision denying a Claim on appeal shall also contain (1) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to copies of all documents, records, and other information relevant to the Claimant’s Claim for benefits, and (2) a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.

Integra LifeSciences Executive Separation Pay Plan

For purposes of this claim and appeal procedure, information is considered “relevant” to a Claimant’s Claim if such document, record, or other information (1) was relied upon in making the benefit determination; (2) was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record, or other information was relied upon in making the determination; or (3) demonstrates compliance with the Plan’s review procedures and, if appropriate, that the Plan provisions have been applied consistently with respect to similarly situated claimants.
E.    In deciding claims and appeals, the Plan Administrator shall have complete and exclusive discretionary authority and responsibility to construe and interpret the Plan, to decide all questions of fact and eligibility, and to determine the amount, time, and manner of payment of any benefits under the Plan.
F.    Failure to appeal any denial of a request for benefits in the manner and within the deadlines specified above, constitutes a waiver of the right to request a review of the Plan Administrator’s decision and is a bar to making the same request for benefits at some future date, whether through this claims procedure, in court, or otherwise. Additionally, no Claimant may bring suit for benefits hereunder after the earlier of (a) the date that is one (1) year after the denial of his or her appeal, or (b) two years after the Qualifying Termination (or alleged Qualifying Termination) on which the claim is based.
Rights and Obligations of the Company
The Company expects that circumstances will continue in order to maintain the Plan and its benefits. Since is it impossible to predict events and conditions in the future, the Company cannot promise or guarantee that the Plan or any of its benefits will remain in effect.
Therefore, although this Plan Document and Summary Plan Description describes the features of the Plan in effect as of February 18, 2026, the Company reserves the right to change or terminate the Plan or any of its benefits at any time.
Nothing in the Plan Document and Summary Plan Description should be construed as a promise of continuation of the Plan or any benefit from the Plan with respect to any future period. The Plan Administrator reserves the right to make the final determination and resolution of any dispute that may arise concerning interpretation of the Plan document.
Rights Under ERISA
The following statement is drafted by and required by federal law.
As a participant in the Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all Plan participants shall be entitled to:
Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as work sites, all Plan documents, and copies of all documents filed by the Plan with the U.S. Department of Labor.
Obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies.

Integra LifeSciences Executive Separation Pay Plan

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including the Company or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA.
If your claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents from the Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a request for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.
If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration. You may further contact the Plan Manager.

Integra LifeSciences Executive Separation Pay Plan